Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-171349 of our reports dated January 25, 2011, relating to the consolidated financial statements of Hovnanian Enterprises, Inc., and the effectiveness of Hovnanian Enterprises, Inc.’s internal control over financial reporting, appearing in the Amendment No. 1 to the Annual Report on Form 10-K/A of Hovnanian Enterprises, Inc. for the year ended October 31, 2010, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Parsippany, New Jersey
January 25, 2011